Exhibit 4(c)

THE GORMAN-RUPP COMPANY

2016 NON-EMPLOYEE DIRECTORS’

COMPENSATION PLAN

1. PURPOSE

The purpose of The Gorman-Rupp Company 2016 Non-Employee Directors’ Compensation Plan (the “Plan”) is to promote the interests of The Gorman-Rupp Company (the “Company”) and its shareholders by attracting and retaining Non-Employee Directors capable of furthering the future success of the Company and by aligning their economic interests more closely with those of the Company’s shareholders. “Non-Employee Director” means a member of the Board who is not employed by the Company or any of its subsidiaries.

2. ADMINISTRATION OF THE PLAN

The Plan will be administered by the Board of Directors of the Company (the “Board”). Except as limited by law or by the Articles of Incorporation and Code of Regulations of the Company, and subject to the provisions of the Plan, all decisions of the Board shall be final, conclusive and binding upon all parties.

3. COMMON SHARES AVAILABLE FOR AWARDS

Subject to adjustment as provided in Section 5 below, the number of common shares, without par value, of the Company (“Common Shares”) which may be awarded to Non-Employee Directors pursuant to the Plan shall not exceed 100,000 Common Shares in the aggregate. Notwithstanding the foregoing, any shares underlying an award that is cancelled, forfeited or terminated may be added back to the pool of available shares under the Plan and used for subsequent awards. Upon shareholder approval of the Plan (the “Effective Date”), no further stock awards may be granted under the Company’s prior Amended and Restated Non-Employee Directors’ Compensation Plan.

4. COMPENSATION OF NON-EMPLOYEE DIRECTORS

Unless otherwise determined by the Board, Non-Employee Directors shall be compensated by the Company for their services as members of the Board through a combination of annual cash retainers and annual stock awards of Common Shares. Additional compensation may be awarded for service as the lead independent director and/or chairman of a Board committee. The Board may also, from time to time, determine to pay compensation for service by a Non-Employee Director on one or more standing or special committees of the Board.

The value of the annual stock awards granted during a single fiscal year to any Non-Employee Director, taken together with the annual cash retainer and any additional cash compensation paid to such Non-Employee Director during the fiscal year (excluding any reimbursement of expenses), shall not exceed $200,000 in total value (calculating the value of any stock awards based on the grant date fair value of such awards for financial reporting purposes).

Unless otherwise determined by the Board, the annual cash retainer shall be paid quarterly by the end of each calendar quarter from July 1 through June 30 to each Non-Employee Director then serving on the Board. The quarterly payment shall be pro-rated based on days served during the applicable quarter for any Non-Employee Director whose Board service terminates before the end of a calendar quarter.

Unless otherwise determined by the Board, the annual stock award shall be paid effective as of July 1 through book-entry deposit of Common Shares, to each Non-Employee Director then serving on the Board. In the event a Non-Employee Director is elected to the Board after July 1, then a pro-rated stock award shall be paid to such Non-Employee Director effective as of the date of his or her initial election (or as promptly as practicable thereafter).

The Board retains discretion to deliver the annual stock award described in the preceding paragraph in the form of Deferred Stock Units. “Deferred Stock Unit” means a contractual right granted under the Plan that is denominated in Common Shares. Each Deferred Stock Unit represents a right to receive the value of one Common Share on the terms and conditions set forth in the Plan and, if applicable, an award agreement. Deferred Stock Units are eligible to receive dividend equivalents during the deferral period, which will be either held in cash or reinvested into additional Deferred Stock Units with the same restrictions. Any Common Shares issued with respect to any dividends or dividend equivalents shall be deducted from the total pool of available Common Shares set forth in Section 3 above.

Unless otherwise determined by the Board, any Common Shares and Deferred Stock Units awarded under the Plan shall be fully vested as of the date of grant, provided that (i) Common Shares shall be subject to a one-year holding period from the date of grant and (ii) Common Shares underlying Deferred Stock Units shall be delivered one-year following the date of grant (or, if earlier, upon death or an event constituting a “Change in Control” as defined in the Company’s 2015 Omnibus Incentive Plan, as amended from time to time, or any successor plan thereto), subject to Section 7 below. Unless otherwise determined by the Board, any dividends paid by the Company during the one-year holding period will be subject to the same dividend reinvestment election made by a Non-Employee Director with respect to his or her unrestricted shares of Common Stock.

Common Shares awarded under the Plan shall initially be treasury shares, but the Board reserves the right to also use authorized and unissued shares or shares purchased in the open market.

The obligation of the Company to deliver Common Shares and Deferred Stock Units shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be deemed necessary or advisable by the Company. In particular, upon advice from counsel for the Company, the Company shall take such steps as deemed necessary or advisable to comply with all requirements of the relevant securities laws, including the placement of a “restricted securities” legend on certificates (or book-entry ownership records) representing Common Shares.

5. ADJUSTMENTS OF COMMON SHARES

The number and kind of Common Shares which will be awarded to each Non-Employee Director under Section 4 above will be automatically adjusted to the extent necessary to prevent dilution or enlargement of the rights of Non-Employee Directors in the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Common Shares or the value thereof in a manner the Board deems equitable or appropriate; provided, however, that no such adjustment will be made if the adjustment would cause the Plan to fail to comply with an exemption pursuant to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”).

6. AMENDMENT, SUSPENSION AND TERMINATION

The Board may at any time amend, suspend or terminate the Plan, provided, however, that no such action shall materially adversely affect the rights of any affected Non-Employee Director under any award theretofore granted under the Plan, except to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

7. COMPLIANCE WITH RULE 16b-3 AND I.R.C. SECTION 409A

The Company intends that the Plan and all transactions hereunder meet or will meet all of the requirements of Rule 16b-3 under the 1934 Act.

With respect to awards subject to Section 409A of the Internal Revenue Code, as amended, and the regulations promulgated thereunder (“Section 409A”), the Plan and any applicable award agreements are intended to comply with the requirements of Section 409A and the provisions of the Plan and any award agreement shall be interpreted in a manner that satisfies the requirements of Section 409A, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. In the event that the timing of payments in respect of any award (that would otherwise be considered “deferred compensation” subject to Section 409A) would be accelerated upon the occurrence of a Change in Control (as defined in the Company’s 2015 Omnibus Incentive Plan or any successor plan thereto), no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A and any Treasury regulations promulgated thereunder.

8. COMPLIANCE WITH STOCK OWNERSHIP GUIDELINES

All Non-Employee Directors are subject to the Company’s stock ownership guidelines for Non-Employee Directors, as in effect from time to time.

9. RETENTION OF POWERS

Nothing contained in the Plan shall prevent the Board from exercising those powers granted to it by law, the Company’s Amended Articles of Incorporation, as amended, the Company’s Code of Regulations, or otherwise to set the compensation of directors from time to time.

10. TERM OF THE PLAN

No award shall be granted under the Plan after the earliest to occur of (i) the tenth year anniversary of the Effective Date, (ii) the maximum number of Common Shares available for issuance under the Plan have been issued or (iii) the Board terminates the Plan in accordance with Section 6 above. However, any award theretofore granted may extend beyond such date in accordance with the terms of the Plan.

11. GOVERNING LAW

The Plan shall be construed in accordance with and governed by the laws of the State of Ohio and applicable Federal laws.

12. UNFUNDED STATUS OF THE PLAN

The Plan is intended to constitute an “unfunded” plan for compensation. With respect to any payments not yet made to a Non-Employee Director by the Company, nothing contained herein shall give any such Non-Employee Director any rights that are greater than those of a general creditor of the Company.

13. TRANSFERABILITY OF AWARDS

Except as provided in this Section 13, no Common Shares or Deferred Stock Units that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed (each, an “Award”), may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution. To the extent and under such terms and conditions as determined by the Board, a Non-Employee Director may assign or transfer an Award without consideration (each transferee thereof, a “Permitted Assignee”) (i) to the Non-Employee Director’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Non-Employee Director or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Non-Employee Director or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and any award agreement relating to the transferred an Award and shall execute an agreement satisfactory to the Company evidencing such obligations (if deemed necessary or appropriate by the Company); and provided further that such Non-Employee Director shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section 13. In no event may any Award be transferred for value.